Exhibit 5.1

111 Huntington Avenue, 9th Floor Boston, MA 02199 Telephone: 617-239-0100 www.lockelord.com

March 29, 2023

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, LA 70808

Ladies and Gentlemen:

We are delivering this opinion to you in accordance with your request and the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”). We have acted as your counsel in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) of Lamar Advertising Company (the “Company”), a Delaware corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 346,763 shares (the “Shares”) of the Company’s Class A Common Stock, $0.001 par value per share, that may be offered from time to time pursuant to the provisions of the Company’s 2019 Employee Stock Purchase Plan (the “Plan”). The Company previously registered 492,789 shares of the Company’s Class A Common Stock, $0.001 par value per share, issuable under the Plan pursuant to Registration Statement No. 333-232686.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a) the Registration Statement;

(b) the Amended and Restated Certificate of Incorporation of the Company, as amended and restated to date;

(c) the Amended and Restated Bylaws of the Company, as amended to date;

(d) corporate proceedings of the Company relating to its proposed issuance of the Shares;

(e) the Plan; and

(f) such other instruments and documents as we have deemed relevant or necessary in connection with our opinion set forth herein.

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of

Lamar Advertising Company

March 29, 2023

such documents; (iv) the authority of all persons signing any document; (v) the enforceability of all the documents and agreements we have reviewed in accordance with their respective terms against the parties thereto; and (vi) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan upon receipt by the Company of the consideration for the Shares specified therein, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law and the federal laws of the United States.

This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP